SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15 (d) of
                       the Securities Exchange Act of 1934


                 Date of earliest event reported: June 19, 2002


                       Stockgroup Information Systems Inc.
             (Exact name of registrant as specified in its charter)


       Colorado                   000-23687                    84-1379282
(State of Incorporation)    (Commission File Number)    (IRS Identification No.)


      500 - 750 West Pender Street, Vancouver, British Columbia, Canada V6C
             2T7 (Address of principal executive offices)(Zip Code)


                                 (604) 331-0995
              (Registrant's telephone number, including area code)


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                    INFORMATION TO BE INCLUDED IN THE REPORT

Item 2. ACQUISITION OF ASSETS

Acquisition of certain assets of Stockhouse Media Corp.

      On June 19, 2002, Stockgroup Media Inc., a subsidiary of Stockgroup Information Systems Inc. ("Stockgroup") entered into a Joint Venture and Asset Purchase agreement with Stockhouse Media Corporation ("Stockhouse"). Under the agreement, Stockgroup purchased a 65% interest in certain assets of Stockhouse. Both companies contributed their proportionate share of the assets to a Joint Venture, which management of Stockgroup would run and control. Stockgroup issued 2,080,000 shares of unregistered common stock of Stockgroup Information Systems Inc. to Stockhouse for a 65% interest in the assets.

      The 65% interest in the assets purchased by Stockgroup and the 35% contributed by Stockhouse include Stockhouse's financial communities, its internet domains www.stockhouse.com, www.stockhouse.ca, and www.stockhouse.au, its proprietary software applications and infrastructure, trademarks, contracts, member lists, and customer lists for its internet properties and business. The Joint Venture will continue to use the assets in a similar manner to that already employed by Stockhouse.

      Stockgroup has an option to acquire the remaining 35% interest in the assets after June 19, 2004 for a formula-driven amount of consideration, which will be between 920,000 and 1,120,000 shares of common stock of Stockgroup Information Systems Inc.

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        Stockgroup Information Systems Inc.
                                        (Registrant)

Dated:  July 3, 2002                    By: /s/  Marcus A. New
                                        --------------------------------------
                                        Marcus A. New, Chief Executive Officer


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EXHIBIT INDEX

Exhibit 1. Joint Venture Development and Operating Agreement